Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

among

CAMBRIDGE CAPITAL ACQUISITION CORPORATION,

CAMBRIDGE HOLDCO, INC.,

CAMBRIDGE MERGER SUB, INC.,

PARAKOU TANKERS, INC.,

and

POR LIU

Dated as of December 1, 2014

i

(continued)

(continued)

(continued)

THIS BUSINESS COMBINATION AGREEMENT, dated as of December 1, 2014, by and among Cambridge Capital Acquisition Corporation, a Delaware corporation (“Parent”), Cambridge Holdco, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Holdco”), Cambridge Merger Sub, Inc., a Marshall Islands corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), Parakou Tankers, Inc., a Marshall Islands corporation (the “Company”), and Por Liu, a natural person, solely for the limited purposes of Section 2.08, Section 2.12, Section 2.13, Section 6.20, Section 6.22, Section 6.23 and Article VIII and Article X of this Agreement (the “Shareholder”). The term “Agreement” means this Business Combination Agreement, as the same may be amended from time to time, and all schedules hereto (including the Parent Disclosure Schedule and Company Disclosure Schedule, each as defined below).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”) and other applicable Law, Parent and the Company intend to enter into a business combination transaction by means of (a) a merger of Parent with and into Holdco, with Holdco surviving the merger and becoming the public company (the “Parent Merger”), and (b) a merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Holdco (the “Company Merger”, and together with the Parent Merger, the “Mergers”);

WHEREAS, the board of directors of each of Parent (including any committee or subgroup thereof, the “Parent Board”), Holdco (including any committee or subgroup thereof, the “Holdco Board”), Merger Sub (including any committee or subgroup thereof, the “Merger Sub Board”) and the Company (including any committee or subgroup thereof, the “Company Board”) has determined that the Mergers and the Transactions are advisable and fair to, and in the best interests of, its respective company and stockholders, and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the Transactions and has recommended the approval and adoption of this Agreement by the respective stockholders;

WHEREAS, the parties hereto wish to make certain representations, warranties and agreements in connection with the Mergers and the other Transactions as specifically set forth herein; and

WHEREAS, as a significant inducement for Parent and the Company to enter into this Agreement, and consummate the Transactions (as defined below), contemporaneously with the execution of this Agreement, (a) each Sponsor and the Company will enter into the Sponsors Agreement, attached hereto as Exhibit A, and (b) each of Holdco, the Shareholder and Benjamin Gordon will enter into the Shareholders Agreement, attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.

For the purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Target EBITDA” means an amount equal to $138,000,000.

“Beneficial Owner” means, with respect to any shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York; Majuro, Republic of the Marshall Islands; or Singapore, Republic of Singapore.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has had a material and adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political or business conditions in countries in which the Company does business, (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with third-parties, including customers, suppliers, vendors, lenders, investors, venture partners or employees; (iv) general market or economic conditions in the shipping industry; (v) any failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (vi) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (vii) general conditions in the industries in which the Company and the Company Subsidiaries operate (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such party conducts business); (viii) a change in IFRS or GAAP or interpretations thereof; (ix) earthquakes, hurricanes, floods, or other natural disasters; or (x) any action taken by the Company or any Company Subsidiary at the written request or with the written consent of Parent, Holdco or Merger Sub.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Employee Benefit Plan” means a pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change-in-control, retention, fringe benefit, bonus, incentive or other employee benefit agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Environmental Laws” means any international, United States or non-United States federal, state, local or common-law Laws relating to: (i) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 58,000.

“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the closing of the Mergers and the Transactions.

“GAAP” means the generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means any substance, material or waste, regardless of physical form or concentration that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things, the environment or natural resources, or (b) is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Laws, including petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

“Holdco Benefit Plan” means the 2014 Equity and Incentive Compensation Plan of Holdco.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP or IFRS, as applicable, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Representations” means the representations and warranties set forth in Section 3.01, Section 3.04 and Section 3.12(a) of this Agreement.

“Intellectual Property” means: (a) United States, non-United States and international patents, patent applications and statutory invention registrations; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; and (d) confidential and proprietary information, including trade secrets and know-how.

“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention Constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention and any regulation issued in application of this code.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation issued in application of this code.

“knowledge of the Company” means the actual knowledge of the Persons listed on Section 1.01(a) of the Company Disclosure Schedule, without the requirement of any independent verification or investigation.

“knowledge of Parent” means the actual knowledge of the Persons listed on Section 1.01(a) of the Parent Disclosure Schedule, without the requirement of any independent verification or investigation.

“Law” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, Maritime Guideline or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien, violation, charge, encumbrance, servient easement, adverse claim, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maritime Guidelines” means any United States, international or non-United States (including Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“MTSA” means the Maritime Transportation Security Act of 2002.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has had a material and adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (ii) changes in general legal, tax, regulatory, political, or business conditions in countries in which the Parent and the Parent Subsidiaries do business; (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions, or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with third parties, including customers, suppliers, vendors, lenders, investors, venture partners, or employees; (iv) general market or economic conditions in the shipping industry; (v) any change in market price or trading volume of the Parent Common Stock (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage, or act of terrorism underway as of the date hereof; (vii) general conditions in the industries in which Parent and the Parent Subsidiaries operate (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industry in which such party conducts business); (viii) a change in IFRS or GAAP or interpretations thereof; (ix) earthquakes, hurricanes, floods or other natural disasters; or (x) any action taken by Parent or any Parent Subsidiary at the written request or with the written consent of the Company.

“Permitted Liens” means any and all: (a) Liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP or IFRS, as applicable; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business consistent with past practice; (c) Liens arising under contracts with third parties in the ordinary course of business; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsors” mean Cambridge Capital LLC, Gordon Family 2007 Trust, Michael Durham, Gantcher Family Limited Partnership, Scott Laurans, Bob Hammel, Herb Shear, Jonathan Meeks, Sidney Brown, David Brodsky, Elloit Morris, Jonathan Morris and Ramon Suazo.

“Sponsor Representative” means Ramon Suazo or such other person as the Sponsors may from time to time nominate.

“subsidiary” or “subsidiaries” of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether disputed or not, imposed by any Governmental Authority or Taxing Authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customers’ duties, tariffs and similar charges; and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority charged with the administration of any Law relating to Taxes.

“Transactions” mean the transactions contemplated by this Agreement and any ancillary agreement, including the Parent Merger and the Company Merger.

“Triggering Event” means an event, which shall be deemed to have occurred if: (i) the Parent Board withdraws, modifies or changes its recommendation of any of this Agreement, either Merger or any of the Transactions in a manner adverse to the Company or shall have resolved to do so; (ii) the Parent Board shall have recommended to the Parent’s stockholders an alternative transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction; (iii) Parent shall have failed to include in the Proxy Statement the recommendation of the Parent Board in favor of the approval and adoption of this Agreement and the approval of the Mergers and approval of the Share Issuance; or (iv) through the fault (whether by commission or omission) of Parent, Holdco or Merger Sub, the Mergers or the Share Issuance is not, prior to April 30, 2015, submitted for the approval at the Parent Stockholders’ Meeting.

“Warrant” means each issued and outstanding warrant of Parent that entitles the holder to purchase one share of Parent Common Stock at a price of $11.50 per share, and becomes exercisable upon the completion of a business combination, and expires on the Warrant Expiration Date.

“Warrant Expiration Date” means December 17, 2018.

“Year 1 Target EBITDA” means an amount equal to $28,000,000.

“Year 2 Target EBITDA” means an amount equal to $45,000,000.

“Year 3 Target EBITDA” means an amount equal to $65,000,000.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location

“Accounting Arbiter”	§ 2.08(i)
“Action”	§ 3.09
“Agreement”	Preamble
“Alternative Transaction Proposal”	§ 6.16(a)
“Audited Financial Statements”	§ 3.07(a)
“Balance Sheet Date”	§ 3.07(d)
“BCA”	Recitals
“Blue Sky Laws”	§ 3.05(b)
“Breach Notice”	§ 8.02(a)
“Certificates of Merger”	§ 2.02(b)
“Certificates”	§ 2.06(b)(i)
“Change of Control”	§ 2.08(g)(iii)
“Change of Control Value”	§ 2.08(f)
“Closing”	§ 2.02
“Closing Date”	§ 2.02
“Closing Form 8-Ks”	§ 6.10(b)
“Closing Press Release”	§ 6.10(b)
“Contingent Shares”	§ 2.08(g)(ii)
“Company”	Preamble
“Company and Shareholder Realeasors”	§ 6.20
“Company Board”	Recitals
“Company Certificates”	§ 2.06(b)(i)
“Company Common Stock”	§ 2.06(b)(i)
“Company Designated Directors”	§ 6.13(a)
“Company Disclosure Schedule”	Article III
“Company Licensed Intellectual Property”	§ 3.13(b)(i)
“Company Merger”	Recitals
“Company Merger Consideration”	§ 2.06(b)(i)
“Company Permits”	§ 3.06
“Company Plans”	§ 3.10(a)
“Company Stockholders’ Meeting”	§ 3.19(a)
“Company Subsidiary”	§ 3.01(a)
“Confidentiality Agreement”	§ 6.03(b)
“Converted UPOs”	§ 2.06(a)(iii)
“Converted Warrant”	§ 2.06(a)(ii)
“Corporate Records”	§ 3.02(b)
“Delaware Certificate of Merger”	§ 2.02(a)(i)
“DGCL”	Recitals

Defined Term	Location

“Dissenting Shares”	§ 2.09
“EBITDA”	§ 2.08(g)(i)
“EBITDA Calculation”	§ 2.08(i)
“Effective Time”	§ 2.02(b)
“Exchange Agent”	§ 2.07(a)
“Exchange Fund”	§ 2.07(a)
“Filing Deadline”	§ 6.01(a)
“Final Prospectus”	§ 6.20
“Financial Statements”	§ 3.07(a)
“Holdco”	Preamble
“Holdco Board”	Recitals
“Holdco Certificate of Merger”	§ 2.02(a)(ii)
“Holdco Certificates”	§ 2.06(a)(v)
“Holdco Common Stock”	§ 2.06(a)(i)
“HSR Act”	§ 3.05(b)
“Indemnifiable Losses”	§ 8.01(b)(i)
“Indemnifiable Matters”	§ 8.01(a)
“Internal Controls”	§ 4.07(d)
“Litigation Deductible”	§ 8.04(c)
“Lock-Up Agreement”	§ 2.13
“Losses”	§ 8.01(b)(ii)
“Marshall Islands Certificate of Merger”	§ 2.02(b)
“Material Company Contracts”	§ 3.16(a)
“Mergers”	Recitals
“Merger Consideration”	§ 2.06(b)(i)
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Nasdaq”	§ 2.07(e)
“Order”	§ 7.01(d)
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Certificate”	§ 2.06(a)(i)
“Parent Common Stock”	§ 2.06(a)(i)
“Parent Designated Director”	§ 6.13(a)
“Parent Disclosure Schedule”	Article IV
“Parent Material Contracts”	§ 4.15(a)
“Parent Merger”	Recitals
“Parent Merger Consideration”	§ 2.06(a)(i)
“Parent Permits”	§ 4.06
“Parent Preferred Stock”	§ 4.03(a)
“Parent SEC Reports”	§ 4.07(a)
“Parent Stockholder Approval”	§ 6.01(a)
“Parent Stockholders’ Meeting”	§ 6.01(a)
“Parent Subsidiary”	§ 4.01(a)
“Parent Units”	§ 2.06(a)(iii)
“Parent UPOs”	§ 2.06(a)(iii)
“Personal Property”	§ 3.12(g)
“Proxy Statement”	§ 6.01(a)
“R&W Deductible”	§ 8.04(b)

Defined Term	Location

“Real Property Leases”	§ 3.12(g)
“Registration Statement”	§ 6.01(a)
“Representatives”	§ 6.03(a)
“Reviewable Document”	§ 6.11(a)
“Shareholder”	Preamble
“Share Issuance”	§ 6.01(a)
“Shoreside Employee”	§ 3.11(d)
“Signing Form 8-K”	§ 6.10(a)
“Signing Press Release”	§ 6.10(a)
“Special Indemnity Matter”	§ 8.01(a)
“Stock Target”	§ 2.08(e)
“Surviving Company”	§ 2.01(b)
“Surviving Company Benefit Plans”	§ 6.04(b)
“Surviving Company Indemnified Parties”	§ 6.21(a)
“Surviving Parent Company”	§ 2.01(a)
“Third Party Claim”	§ 8.02(b)
“Trading Day”	§ 2.08(g)(iv)
“Trading Price”	§ 2.08(g)(v)
“Trust Fund”	§ 4.25
“Trust Fund Agreement”	§ 4.25
“Unaudited Financial Statements”	§ 3.07(a)
“VAT”	§ 3.14(j)
“Vessel”	§ 3.12(a)
“WARN”	§ 3.11(c)

ARTICLE II

THE MERGERS; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a) Parent shall be merged with and into Holdco, the separate corporate existence of Parent shall cease and Holdco shall continue as the surviving company in the Parent Merger (the “Surviving Parent Company”), in accordance with the DGCL and the BCA; and

(b) immediately after the Parent Merger, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Company Merger (the “Surviving Company”), in accordance with the BCA.

SECTION 2.02. Effective Time; Closing. Unless this Agreement has been terminated pursuant to Section 9.01, the closing of the Mergers (the “Closing”) shall take place at the offices of Jones Day, 222 E 41st Street, New York, NY 10017, at the time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, on the Closing

Date, (a) Parent and Holdco (i) shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Parent Merger (the “Delaware Certificate of Merger”), which Delaware Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL and (ii) shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands duplicate originals of the articles of merger with respect to the Parent Merger (the “Holdco Certificate of Merger”), which Holdco Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA, and (b) the Company and Merger Sub shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands duplicate originals of the articles of merger with respect to the Company Merger (the “Marshall Islands Certificate of Merger” and collectively with the Delaware Certificate of Merger and the Holdco Certificate of Merger, the “Certificates of Merger”), which Marshall Islands Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA (the date and time of such filing of the Marshall Islands Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Marshall Islands Certificate of Merger) being the “Effective Time”).

SECTION 2.03. Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the BCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Parent and Holdco shall vest in the Surviving Parent Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Parent and Holdco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Parent Company, and (b) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 2.04. Organizational Documents. At the Effective Time:

(a) the Articles of Incorporation of Holdco and the Articles of Incorporation of the Company, each amended and restated as mutually agreed to by the parties prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Parent Company and the Surviving Company, respectively; and

(b) the By-laws of Holdco and the By-laws of the Company, each as amended and restated as mutually agreed to by the parties prior to the Effective Time, shall become the By-laws of the Surviving Parent Company and the Surviving Company, respectively.

SECTION 2.05. Directors and Officers; Special Advisor.

(a) The directors set forth on Schedule I and Schedule II shall be the initial directors of the Surviving Parent Company and the Surviving Company, respectively, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Parent Company and the Surviving Company, and the officers set forth on Schedule III and Schedule IV shall be the initial officers of the Surviving Parent Company and the Surviving Company, respectively, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) Benjamin Gordon shall be appointed as “special advisor” to the board of directors of the Surviving Parent Company until such time Mr. Gordon ceases to own at least 50% of the shares of Holdco Common Stock Mr. Gordon owned as of the Effective Time. In such capacity, Mr. Gordon shall have the right to provide advice and consultation, from time to time, to the board of directors of the Surviving Parent Company and, at his request and subject to the reasonable discretion of the Holdco Board, to receive materials otherwise made available to directors and to attend board meetings.

SECTION 2.06. Conversion of Securities.

(a) Parent Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Parent Merger and without any action on the part of Parent, Holdco or the holders of any of the following securities, the following shall occur:

(i) Each share of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Sections 2.07(e) and 2.09) into the right to receive one share of common stock, par value $0.0001 per share (“Holdco Common Stock”) of Holdco (the “Parent Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of shares of Parent Common Stock. Each certificate that evidenced shares of Parent Common Stock immediately prior to the Parent Merger (the “Parent Certificate”) shall entitle the holder to the applicable number of shares of Holdco Common Stock into which the shares of Parent Common Stock is convertible according to this Section 2.06(a)(i); provided, however, that each Parent Certificate owned by holders who have validly elected to receive a portion of the proceeds held in the Trust Fund shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Parent’s Certificate of Incorporation.

(ii) Each Warrant issued and outstanding immediately prior to the Effective Time, entitling the holder thereof to a right to acquire shares of Parent Common Stock shall remain outstanding immediately following the Effective Time, but shall be deemed converted into, and represent, the right to acquire the same number of shares (the “Converted Warrant”) on the same terms existing under such Warrant immediately prior to the Effective Time.

(iii) The unit purchase options of Parent (the “Parent UPOs”) issued and outstanding immediately prior to the Effective Time, entitling the holders thereof to purchase in the aggregate 420,000 units of Parent (“Parent Units”) for $10.00 per Parent Unit, each such Parent Unit consisting of one share of Parent Common Stock and one Warrant, shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted into, and to represent, an option to purchase one share of Holdco Common Stock and one Converted Warrant (the “Converted UPOs”), on the same terms existing under the Parent UPOs immediately prior to the Effective Time.

(iv) Each share of Parent Common Stock held by Parent, Holdco, Merger Sub, or the Company (including any direct or indirect wholly-owned subsidiary of such party) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(v) Certificates representing shares of Holdco Common Stock (the “Holdco Certificates”) issuable pursuant to Section 2.06(a)(i) shall be issued to the holders of Parent Certificates upon surrender of the applicable Parent Certificates in the manner provided in Section 2.07.

(vi) All of the shares of Holdco Common Stock issued to the holders of shares of Parent Common Stock upon consummation of the Parent Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Parent Common Stock that were outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the records of the Surviving Parent Company of such shares of Parent Common Stock.

(b) Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) By virtue of the Company Merger and this Agreement and without any action on the part of the Company, each share of Company common stock, par value $0.01 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 2.07(e)) into and represent the right to receive that number of fully paid and nonassessable shares of Holdco Common Stock equal to the Exchange Ratio (the “Company Merger Consideration”, and together with the Parent Merger Consideration, the “Merger Consideration”) payable in the manner provided in Section 2.07. Immediately following the Company Merger, each certificate that evidenced shares of Company Common Stock immediately prior to the Company Merger (“Company Certificates”, and together with the Parent Certificates, the “Certificates”) shall entitle the holder thereof to the applicable number of shares of Holdco Common Stock into which the shares of Company Common Stock is convertible according to this Section 2.06(b)(i).

(ii) All of the shares of Holdco Common Stock issued to the holders of shares of Company Common Stock upon consummation of the Company Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the records of the Surviving Company of such share of Company Common Stock.

(iii) Each share of Company Common Stock held by Parent, Holdco, Merger Sub, or the Company (including any direct or indirect wholly-owned subsidiary of such party) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(iv) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall forthwith be cancelled.

SECTION 2.07. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by Holdco and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of (i) Parent Common Stock and (ii) Company Common Stock, for exchange in accordance with this Section 2.07 through the Exchange Agent, shares of Holdco Common Stock issuable pursuant to Section 2.06 as of the Effective Time, and cash from the Trust Fund, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.07(e) (such cash and shares of Holdco

Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Holdco Common Stock contemplated to be issued pursuant to Section 2.06 out of the Exchange Fund. Except as contemplated by Section 2.07(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Parent Company shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Parent Common Stock or Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.06: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Holdco Certificates evidencing shares of Holdco Common Stock shall pass only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a Holdco Certificate representing that number of whole shares of Holdco Common Stock which such holder has the right to receive in respect of shares of Parent Common Stock or Company Common Stock formerly represented by the applicable Certificate (after taking into account all such shares of Parent Common Stock or Company Common Stock then held by such holder), cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Parent Common Stock or Company Common Stock that is not registered in the transfer records of Parent or the Company, as the case may be, a Holdco Certificate representing the proper number of shares of Holdco Common Stock, cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c) may be issued to a transferee if the Certificate representing such share of Parent Common Stock or Company Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.07, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Holdco Common Stock, cash in lieu of any fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c).

(c) Distributions with Respect to Unexchanged Shares of Holdco Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Holdco Certificates representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.07(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Holdco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdco Common Stock.

(d) No Further Rights in Company Common Stock. All shares of Holdco Common Stock issued upon surrender of a Certificate in accordance with the terms of this Section 2.07 (including any cash paid pursuant to Sections 2.07(c) or 2.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Parent Common Stock or the Company Common Stock, as the case may be, formerly represented by the applicable Certificate.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Holdco. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.07(j)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the Nasdaq Capital Markets (“Nasdaq”) of shares of Parent Common Stock during the ten consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.07(b) and (c).

(f) Adjustments to Merger Consideration. The number of shares of Holdco Common Stock that the holders of shares of Company Common Stock and Parent Common Stock are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock or Company Common Stocks), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time, and (ii) any breach or inaccuracy of either Section 3.03 or Section 4.03.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Parent Common Stock or Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Parent Company, upon demand, and any holders of shares of Parent Common Stock or Company Common Stock who have not theretofore complied with this Section 2.07 shall thereafter look only to the Surviving Parent Company for the shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which they are entitled pursuant to Section 2.07(e), and any dividends or other distributions with respect to the Holdco Common Stock to which they are entitled pursuant to Section 2.07(c). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Parent Common Stock or the Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Parent Company free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, the Surviving Parent Company or the Surviving Company shall be liable to any holder of shares of Parent Common Stock or Company Common Stock for any such share of Parent Common Stock or Company Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Parent Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Parent Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

(j) Withholding Rights. Holdco and the Surviving Parent Company shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(k) Tax Treatment. It is intended by the parties hereto that the Mergers will qualify as tax-free transactions pursuant to Section 351 and/or Section 368(a) of the Code and, by executing this Agreement, adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368(a) of the United States Income Tax Regulations.

SECTION 2.08. Contingent Shares.

(a) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2016, the Surviving Parent Company has EBITDA equal to or greater than the Year 1 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 1,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 506,250 shares of Holdco Common Stock.

(b) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2017, the Surviving Parent Company has EBITDA equal to or greater than the Year 2 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 500,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 253,125 shares of Holdco Common Stock.

(c) If, for the twelve-month period of the Surviving Parent Company ending September 30, 2018, the Surviving Parent Company has EBITDA equal to or greater than the Year 3 Target EBITDA, the Surviving Parent Company shall issue: (i) to the Shareholder 500,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 253,125 shares of Holdco Common Stock.

(d) Irrespective of whether the Surviving Parent Company meets any of the EBITDA targets set forth above in the applicable period of the Surviving Parent Company, in the event that the Surviving Parent Company has cumulative EBITDA greater than or equal to the Aggregate Target EBITDA for any of the one, two or three twelve-month periods beginning on October 1, 2015, the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued pursuant to Sections 2.08(a), (b) or (c) to such Shareholder or Sponsors, as the case may be, which shares of Holdco Common Stock shall be issued no later than thirty (30) days after the EBITDA Calculation determining that the Surviving Parent Company’s cumulative EBITDA equaled or exceeded the Aggregate Target EBITDA becomes conclusive and binding. If the Surviving Parent Company has issued shares of Holdco Common Stock pursuant to Sections 2.08(a), (b) or (c), and the Surviving Parent Company fails to meet any of the EBITDA targets set forth above in subsequent twelve-month periods, the Persons issued such shares of Holdco Common Stock shall have no obligation to return such issued shares of Holdco Common Stock.

(e) Irrespective of whether the Surviving Parent Company meets any of the EBITDA targets set forth in Sections 2.08(a), (b), (c) or (d) above, in the event that the shares of Holdco Common Stock have a Trading Price greater than or equal to $12.50 per share for twenty (20) Trading Days out of any thirty (30) consecutive Trading Days during any of the one, two or three twelve-month periods beginning October 1, 2015 (the “Stock Target”), the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued pursuant to Sections 2.08(a), (b), (c) or (d) to such Shareholder or Sponsors, as the case may be, which shares shall be issued no later than thirty (30) days after the Stock Target is achieved.

(f) In the event that a Change of Control (as defined below) of the Surviving Parent Company occurs in which the Holdco Common Stock is valued in connection with such Change of Control at an amount equal to or in excess of $12.50 per share (the “Change of Control Value”) prior to the earlier of (i) the time when all Contingent Shares have been issued pursuant to this Section 2.08 and (ii) September 30, 2018, then, immediately prior to such Change of Control, the Surviving Parent Company shall issue: (i) to the Shareholder 2,000,000 shares of Holdco Common Stock; and (ii) to the Sponsors an aggregate of 1,012,500 shares of Holdco Common Stock, less in each case the number of shares of Holdco Common Stock already issued to either the Shareholder or the Sponsors, as the case may be, pursuant to Sections 2.08(a), (b), (c), (d) or (e).

(g) As used in this Section 2.08,

(i) “EBITDA” (A) shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP; (B) shall not include gains, losses or profits realized from the sale of capital assets or marketable securities; (C) shall not include any commitment fees or other expenses payable to financing sources; (D) shall be calculated without regard to any income, expense, gain or loss realized from the cumulative effect of change in accounting principles as defined by GAAP; (E) shall not include legal fees, accounting fees or other transaction expenses in each case arising out of this Agreement or the Transactions; and (F) shall not include any expenses incurred in connection with the Holdco Benefit Plan.

(ii) “Contingent Shares” means the shares of Holdco Common Stock issuable pursuant to this Section 2.08.

(iii) “Change of Control” shall have been deemed to occur with respect to the Surviving Parent Company upon:

(A) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of the Surviving Parent Company and its subsidiaries taken as a whole;

(B) a merger, consolidation or other business combination of the Surviving Parent Company (or any subsidiary or subsidiaries that alone or together represent all or substantially all of the Surviving Parent Company’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of the Surviving Parent Company and its subsidiaries that results in the stockholders of the Surviving Parent Company (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all of the assets of the Surviving Parent Company and its subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of the Surviving Parent Company (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(C) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of the Surviving Parent Company (or any successor or other entity holding all or substantially all of the assets of such Person and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were neither members of the board of directors nor nominated by the board of directors or a committee of the board of directors or equivalent governing body of Holdco (or such successor or other entity) immediately prior to such transaction; and

(D) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any Person or “group” that includes the Shareholder or his Affiliates, shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Surviving Parent Company representing more than 50% of the voting power of the capital stock of the Surviving Parent Company entitled to vote for the election of directors of the Surviving Parent Company.

(iv) “Trading Day” shall mean any day on which the Holdco Common Stock is traded and/or quoted on the Nasdaq or, if the Nasdaq is not the principal trading market for the Holdco Common Stock, then on the principal securities exchange or securities market on which the Holdco Common Stock is then traded; and

(v) “Trading Price” shall mean on any particular Trading Day (A) if the Holdco Common Stock is quoted on the Nasdaq or listed or quoted on another principal trading market, the closing or last reported price of a share of Holdco Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), or (B) in the event no trading price is established for the Holdco Common Stock for a Trading Day, the greater of (A) the last price established for the Holdco Common Stock in the most recent preceding Trading Day on which the Holdco Common Stock was traded or (B) the last bid for the Holdco Common Stock in the most recent preceding Trading Day in which the Holdco Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization succeeding to its functions of reporting prices).

(h) Subject to compliance with applicable Law, any Contingent Shares to be issued pursuant to this Section 2.08 shall be (i) issued automatically and without requiring approval from the board of directors of the Surviving Parent Company other than approvals granted in connection with this Agreement and the Mergers, (ii) with respect to the Sponsors, allocated among such Sponsors as set forth on Schedule 2.08(h), and (iii) automatically equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Holdco Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Holdco Common Stock occurring on or after the date such Contingent Shares are issued.

(i) Not later than 150 days after the twelve-month period with respect to which EBITDA is calculated, the Surviving Parent Company shall deliver to the Shareholder and the Sponsor Representative its EBITDA calculation (the “EBITDA Calculation”), which shall be conclusive and binding upon the parties unless the Shareholder or the Sponsor Representative, within ten Business Days after its receipt of the EBITDA Calculation, notifies the Surviving Parent Company in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the EBITDA Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to the Surviving Parent Company by the Shareholder or the Sponsor Representative, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Surviving Parent Company and the Shareholder and/or the Sponsor Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting EBITDA Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section 2.08(i) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by the Surviving Parent Company. The Shareholder and the Sponsor Representative shall be entitled to engage a single firm of independent accountants to advise it with respect to the EBITDA Calculation, with the reasonable fees and expenses of such firm to be paid by the Surviving Parent Company.

(j) Contingent Shares issuable pursuant to Sections 2.08(a), (b), (c) or (d) shall be issued no later than thirty (30) days after the EBITDA Calculation becomes conclusive and binding for the twelve-month period with respect to such Contingent Shares are earned.

(k) In no event shall the Contingent Shares exceed (i) 2,000,000 shares of Holdco Common Stock to the Shareholder or (ii) 1,012,500 shares of Holdco Common Stock to the Sponsors.

SECTION 2.09. Stock Transfer Books. At the Effective Time, the stock transfer books of Parent and Merger Sub shall be closed and there shall be no further registration of transfers of shares of Parent Common Stock or Merger Sub Common Stock thereafter on the records of Parent or the Merger Sub, respectively. From and after the Effective Time, the holders of Certificates representing shares of Parent Common Stock or Merger Sub Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Parent Common Stock or Merger Sub Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, Holdco or Surviving Parent Company for any reason shall be converted into shares of Holdco Common Stock, any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 2.07(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.07(c).

SECTION 2.10. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Parent Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Parent Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Parent Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Parent Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Parent Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Parent Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Parent Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 262, of the Parent Certificate or Parent Certificates that formerly evidenced such shares of Parent Common Stock.

SECTION 2.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Parent Company or Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and the Company, respectively, the then current officers and directors of Parent, Holdco and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

SECTION 2.12. Shareholder Matters.

(a) By its execution of this Agreement, the Shareholder, in his capacity as a shareholder of the Company, hereby approves this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Mergers and the Transactions.

(b) The Shareholder for himself only, represents and warrants as follows:

(i) the Shareholder has the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder; and

(ii) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 2.13. Sale Restriction. Prior to the Effective Time, the Shareholder shall enter into a Lock-Up Agreement in the form of Exhibit C (the “Lock-Up Agreement”). Holdco’s register of members and certificates evidencing Holdco Shares issued as a result of the Company Merger shall each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such Lock-Up Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of the Company Disclosure Schedule if it is readily apparent that the disclosure contained in such section of the Company Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to clearly qualify or otherwise clearly apply to such other representations and warranties), the Company hereby represents and warrants to Parent as of the date hereof and as of the Effective Time, or if a representation or warranty is made as of a specified date, as of such specified date, that:

SECTION 3.01. Corporate Organization; Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”) is duly organized and validly existing under the laws of the Republic of the Marshall Islands, or the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, and is in good standing, in each jurisdiction where the ownership or operation of its properties or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the issued and outstanding capital stock of each Company Subsidiary is set forth in Section 3.01(c)(i) of the Company Disclosure Schedule. Other than the Company Subsidiaries, the Company does not directly or indirectly own any ownership, equity, profits or voting interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, and, except as set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule, the Company has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, binding understanding, instrument, note, option, warranty, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity, which is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

SECTION 3.02. Articles of Incorporation and By-laws; Corporate Records.

(a) The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written resolutions in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization in all material respects. Copies of such Corporate Records of the Company have been made available to Parent.

(c) The stock transfer and ownership records of the Company contain, in all material respects, true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Parent.

SECTION 3.03. Capitalization.

(a) The authorized capital stock of the Company consists of 100 shares of Company Common Stock. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and there are no shares of Company Common Stock that are held in the treasury of the Company. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. All outstanding shares of Company Common Stock and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Except as contemplated by this Agreement and except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, no outstanding Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(d) Except as provided for in this Agreement or as set forth in Section 3.03(d) of the Company Disclosure Schedule, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the ancillary agreements, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and any ancillary agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any ancillary agreement or to consummate the Transactions (other than, with respect to the Company Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock present and entitled to vote, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the BCA). This Agreement and each applicable ancillary agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each applicable ancillary agreement by the Company do not, and the performance of this Agreement and each applicable ancillary agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each applicable ancillary agreement by the Company do not, and the performance of this Agreement and each applicable ancillary agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to a Governmental Authority, except (i) as set forth in Section 3.05(b) of the Company Disclosure Schedule; (ii) the filing with the SEC of (1) the Proxy Statement to be sent to the stockholders of Parent and the Company and (2) the Registration Statement; (iii) compliance with the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the filing of the applicable Certificates of Merger pursuant to the BCA and the DGCL; (v) filings with Nasdaq; (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (“Blue Sky Laws”); (vii) business, operating and occupancy licenses and permits; and (viii) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Each of the Company and each Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07. Financial Information.

(a) True and complete copies of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries for the fiscal year ended as of December 31, 2013, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2014 and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered by the Company to Parent.

(b) The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries (except as may be indicated in the notes thereto or in Section 3.07(b) of the Company Disclosure Schedule), (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with IFRS applied on a basis consistent with the past practices of the Company and the Company Subsidiaries, clauses (ii) and (iii) above being subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments and the absence of notes.

(c) The books of account, minute books, stock certificate books and register and other similar books and records of the Company and the Company Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) There exist no liabilities or obligations of the Company and the Company Subsidiaries that are required by IFRS to be disclosed, reflected or reserved against in the Financial Statements of the Company and the Company Subsidiaries except (i) as disclosed, reflected or reserved against in the Financial Statements or as set forth in any section of the Company Disclosure Schedule, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014 (the “Balance Sheet Date”), (iii) for liabilities and obligations related to, arising under or incurred in connection with this Agreement and the Transactions, and (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.07(e) of the Company Disclosure Schedule, the Company and Company Subsidiaries have no liabilities (absolute, accrued, contingent, or otherwise) of a nature required under IFRS, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and Company Subsidiaries, or that is reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect except such (i) liabilities or obligations disclosed and provided for in the Audited Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of the Company’s business since the Balance Sheet Date, or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule and as expressly contemplated by this Agreement, since the Balance Sheet Date, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Litigation. As of the date hereof, except as set forth in Section 3.09 of the Company Disclosure Schedule and except for Environmental Matters which are addressed in Section 3.15, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, including the Vessels, or any of their respective officers, directors or Shoreside Employees or any Person for whom the Company or any

Company Subsidiary would reasonably be liable, before (or, in the case of Actions threatened in writing, would be before) any Governmental Authority, except any such Action which, if resolved adversely to the Company or any Company Subsidiary, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans maintained, sponsored or contributed to by the Company or any Company Subsidiary for the benefit of any current independent contractor or Shoreside Employee of the Company or any Company Subsidiary (the “Company Plans”).

(b) Each Company Plan has been established and administered in accordance, in all material respects, with its terms and applicable Law.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the consummation of the Transactions (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former Shoreside Employee or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment from the Company or any Company Subsidiary, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such Shoreside Employee or officer from the Company or any Company Subsidiary, or (iii) require the Company or any Company Subsidiary to fund any vehicle for the benefit of any of their respective Shoreside Employees.

SECTION 3.11. Labor Matters.

(a) The Company and all Company Subsidiaries are in compliance with all Laws applicable to it relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or agreement with a labor union, and to the knowledge of the Company, there has not been any organizational campaign, petition, or other union organizing activity seeking recognition of a collective bargaining unit union concerning the Shoreside Employees of the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is engaged in any unfair labor practice, and (ii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened in writing against the Company or any of Company Subsidiaries before the National Labor Relations Board or any other Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 17, 2014, there has not been any (x) grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened or (y) strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries.

(c) The Company and each Company Subsidiary is, and has been since January 17, 2014, in material compliance with the Worker Adjustment and Retraining Notification Act (“WARN”) and has no material liabilities or other obligations thereunder.

(d) The Company has furnished to Parent a true and complete list that sets forth, with respect to each employee of the Company or any Company Subsidiary who works primarily on land, and not aboard a vessel (collectively, the “Shoreside Employees”), such Shoreside Employee’s name, employer, title and location. To the knowledge of the Company, no Key Employee has advised the Company in writing of his or her intention to resign or retire as a result of the transactions contemplated by this Agreement.

SECTION 3.12. Vessels; Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by the Company and the Company Subsidiaries (the “Vessels”). Each Vessel is owned directly by the applicable Company Subsidiary as set forth in Section 3.12(a) of the Company Disclosure Schedule and such Company Subsidiary has good and marketable title to the applicable Vessel owned by it, free and clear of all Liens other than Permitted Liens. Each Vessel listed on Section 3.12(a) of the Company Disclosure Schedule is duly registered in the name of the Company Subsidiary that owns it under the Laws and regulations and the flag of such Vessel’s flag state.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, each Vessel is (i) adequate and suitable for use by the Company and the Company Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Company Subsidiary, fair wear and tear excepted; (iv) insured against material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Law, including, but not limited to MTSA, ISM Code and ISPS Code; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three months, and (vii) free and clear of arrest and detention. Section 3.12(b) of the Company Disclosure Schedule sets forth any current condition of class or recommendation existing on any Vessel, or any current suspension of a Vessel from its class, as of the date hereof, that is in the knowledge of the Company, including by reason of classification society reports.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, (i) there is no Material Company Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels, and (ii) there is no material liability, Indebtedness or Action against any Vessel.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been any Company Material Adverse Effect with respect to any of the Vessels.

(e) Since the Balance Sheet Date and as of the date hereof, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire, and (iii) none of the Company and the Company Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(f) Neither the Company and/or the Company Subsidiaries (i) owns any real property, or (ii) has any options or other contracts under which the Company or any Company Subsidiary has a right or obligation to acquire or the obligation to sell any interest in real property.

(g) All leases of real property held by the Company and the Company Subsidiaries (“Real Property Leases”), and all material personal property and other material property and assets of the Company and the Company Subsidiaries owned, used or held for use in connection with the business of the Company and the Company Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Financial Statements, to the extent required by IFRS, as of the dates of such Financial Statements, other than those entered into or acquired on or after the date of the Financial Statements in the ordinary course of business. Section 3.12(g) of the Company Disclosure Schedule hereto contains a list of all Real Property Leases and material Personal Property held by the Company and the Company Subsidiaries (other than leases of vehicles (including vessels), office equipment, or operating equipment made in the ordinary course of business). The Company and the Company Subsidiaries have good and marketable title to the material Personal Property owned respectively by each such entity, and all such material Personal Property is in each case held free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Financial Statements or in Section 3.12(g) of the Company Disclosure Schedule hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) All Real Property Leases and leases pursuant to which the Company and/or the Company Subsidiaries lease from others Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13. Intellectual Property.

(a) None of the Company or any Company Subsidiary owns any registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; and

(ii) to the knowledge of the Company, (A) the operation of the business of the Company and the Company Subsidiaries as such business currently is conducted, including the Company’s and the Company Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party and (B) the Company and the Company Subsidiaries have not since January 17, 2014, received any written claims or threats from third parties alleging any such infringement or misappropriation.

SECTION 3.14. Taxes.

(a) Except as otherwise disclosed in Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all income Tax Returns and all other material non-income required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects. The Company and the Company Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing or, with respect to Taxes not yet due and payable, have established in the Financial Statements adequate reserves in accordance with IFRS for the payment of such Taxes. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice.

(b) All deficiencies asserted or assessed by a Taxing Authority against the Company or any Company Subsidiary have been paid in full or are adequately reserved in the Financial Statements, in accordance with IFRS.

(c) As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies. No claim has ever been made by any authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(e) No power of attorney granted by the Company or any Company Subsidiary with respect to Taxes is currently in force.

(f) The Company (i) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (ii) does not have any liability for Taxes of any other Person (other than the Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(g) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in which it is organized.

(i) The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(j) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws concerning the timely filing of complete and correct value added Tax (“VAT”) Tax Returns and the timely making of VAT payments.

(k) Neither the Company nor any Company Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing Date, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

(l) At all times since formation, the Company and each of the Company Subsidiaries has been classified as a corporation for United States federal income Tax purposes.

(m) Each shareholder or stockholder of the Company is either a resident of Hong Kong or Singapore. No shareholder or stockholder of the Company is a citizen or resident of the United States for United States federal income tax purposes.

SECTION 3.15. Environmental Matters.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except for matters which have been resolved with no remaining obligations:

(i) the Company and the Company Subsidiaries are and, to the knowledge of the Company, have been in compliance with applicable Environmental Law;

(ii) none of the real property, vessels or facilities currently owned, leased or operated by the Company or any Company Subsidiary contains Hazardous Substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(iii) (A) to the knowledge of the Company, no written notice, demand, request for information, citation, summons or complaint has been received; (B) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (C) no penalty has been assessed; and (D) no Proceeding is pending or, to the knowledge of the Company is threatened in writing, with respect to the Company or any Company Subsidiary, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law or Environmental Permit;

(iv) to the knowledge of the Company, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel by or on behalf of the Company or any Company Subsidiaries, including any materials containing Hazardous Substances for which the Company or any Company Subsidiary arranged for transport, disposal, recycling or treatment;

(v) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and authorizations; and

(vi) to the knowledge of the Company, neither the Company nor any Company Subsidiary has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law.

(b) Neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 3.16. Material Contracts.

(a) Subsections (i) through (x) of Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Company Contracts”):

(i) all contracts and agreements for the sale of any assets of the Company or the Company Subsidiaries other than in the ordinary course of business;

(ii) each contract and agreement which is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract or agreement;

(iii) all contracts and agreements evidencing outstanding Indebtedness in a principal amount of $1,000,000 or more;

(iv) all leases of real property leased for the use or benefit of the Company or any Company Subsidiary requiring rental payments in excess of $50,000 per month;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vi) all contracts with Affiliates of the Company;

(vii) all contracts for employment;

(viii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party;

(ix) all contracts and agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person, other than any such acquisitions in the ordinary course of business or reflected in the capital expenditure budget information provided to Parent; and

(x) all contracts and agreements for the acquisition, sale, chartering or management of any Vessel.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) each Material Company Contract is a legal, valid and binding agreement, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(ii) none of the Company or any Company Subsidiary has received any claim of default under any Material Company Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Company Contract;

(iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Contract; and

(iv) neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Company Contract.

(c) The Company has furnished or made available to Parent true and complete copies of all Material Company Contracts, including any amendments thereto.

SECTION 3.17. Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Each Vessel the Company operates is covered by hull and machinery, war risk and protection and indemnity insurance. Each insurance policy is in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any Company Subsidiaries has received a written notice of cancellation or non-renewal of such insurance policy.

SECTION 3.18. Compliance with Laws. Except as set forth in Section 3.18 of the Company Disclosure Schedule and except for Environmental Matters which are the subject of Section 3.15, or as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have each conducted and continue to conduct the business in accordance with all Laws applicable to the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is in violation of any such Law, and (b) to the knowledge of the Company, neither the Company nor any Company Subsidiary is under any investigation, been charged by a court of competent jurisdiction with or given written notice of any violation with respect to any violation of any applicable Law.

SECTION 3.19. Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Mergers and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders at the Company stockholders’ meeting (the “Company Stockholders’ Meeting”).

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement.

SECTION 3.20. Certain Business Practices. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or Shoreside Employees of the Company or any Company Subsidiary on the behalf of the Company or Company Subsidiary, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any Company Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable Law, in each case, the effect of which is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.22. Restrictions on Business Activities. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or their respective assets or to which the Company or Company Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or Company Subsidiaries, any acquisition of property by the Company or Company Subsidiaries or the conduct of business by the Company or Company Subsidiaries as currently conducted other than such effects, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule that has been prepared by Parent, Holdco and Merger Sub and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the Parent Disclosure Schedule shall be deemed to be disclosed for all purposes of the Parent Disclosure Schedule if it is readily apparent that the disclosure contained in such section of the Parent Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties) or as disclosed in Parent SEC Reports filed since December 17, 2013 and prior to the date of this Agreement, Parent, Holdco and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Effective Time, or if a representation or warranty is made as of a specified date, as of such specified date, that:

SECTION 4.01. Corporate Organization; Qualification; Subsidiaries.

(a) Parent and each direct and indirect subsidiary of Parent (each a “Parent Subsidiary”) is duly organized and validly existing under the Laws of Delaware or the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, and is in good standing, in each jurisdiction where the ownership or operation of its properties or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) A true and complete list of all Parent Subsidiaries, together with the jurisdiction of organization of each Parent Subsidiary and the percentage of the issued outstanding capital stock of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 4.01(c) of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of Parent and each Parent Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Capitalization.

(a) The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date hereof, (i) 10,534,625 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) there are no shares of Parent Common Stock held in the treasury of Parent, and (iii) there are no shares of Parent Common Stock held by subsidiaries of Parent. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Section 4.03 of the Parent Disclosure Schedule sets forth, as of the date hereof, (x) the number of issued and outstanding Warrants, the exercise prices with respect thereto and the number of shares of Parent Common Stock into which such Warrants are exercisable, and (y) the number of issued and outstanding Parent UPOs, the exercise prices with respect thereto and the number of shares of Parent Common Stock and Warrants into which such Parent UPOs are exercisable. Except as set forth in this Section 4.03 and for rights of holders of Parent Common Stock to convert their shares of Parent Common Stock into cash held in the Trust Account, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person. All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities Laws and (in all material respects) other applicable Laws, and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Parent or another Parent Subsidiary free and clear of all Liens.

(c) The shares of Holdco Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01 will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to preemptive rights created by statute, Holdco’s Articles of Incorporation or By-laws or any agreement to which Holdco is a party or is bound, and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

(d) The authorized share capital of Holdco is 100 shares, par value $.0001 per share, of which 100 shares are issued and outstanding. Parent owns all of the issued and outstanding equity securities of Holdco, free and clear of all Liens.

(e) The authorized share capital of Merger Sub is 100 shares, par value $.0001 per share, of which 100 shares are issued and outstanding. Holdco owns all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens.

SECTION 4.04. Authority Relative to This Agreement. Each of Parent, Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the ancillary agreements,

to perform its respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and any ancillary agreement by Parent, Holdco and Merger Sub and the consummation by Parent, Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent, Holdco or Merger Sub are necessary to authorize this Agreement or any ancillary agreement, or to consummate the Transactions (other than, with respect to the Mergers and the Share Issuance, the approval of each of the Mergers and the Share Issuance by the holders of a majority of the outstanding shares of Parent Common Stock present and entitled to vote at the Parent Stockholders’ Meeting, and with respect to the Mergers, the filing and recordation of appropriate merger documents as required by the DGCL and BCA). This Agreement and each applicable ancillary agreement has been duly and validly executed and delivered by Parent, Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Holdco and Merger Sub, enforceable against each of Parent, Holdco and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, do not, and the performance of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, do not, and the performance of this Agreement and each ancillary agreement by Parent, Holdco and Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (1) the Proxy Statement, (2) the Registration Statement, and (3) such other documents in compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transaction; (ii) compliance with any applicable requirements of HSR Act; (iii) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (iv) any other appropriate documents with the relevant authorities of other jurisdictions in which Parent, Holdco or Merger Sub is qualified to do business.

SECTION 4.06. Permits; Compliance. Each of Parent and each Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any Parent Subsidiary, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.07. SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the initial public offering of shares of Parent Common Stock (collectively, the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Reports are accurate and complete and comply as to form and content with all applicable governmental and regulatory authorities in all material respects.

(b) Each of the consolidated financial statements included in or incorporated by reference into the Parent SEC Reports (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of September 30, 2014, including the notes or schedules thereto, neither Parent nor any Parent Subsidiary has as of such date any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were so reserved or, reflected in (including the notes thereto) the consolidated balance sheet of Parent, (ii) liabilities incurred since September 30, 2014 in the ordinary course of business, and (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

(d) The financial records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls for each of Parent and the Parent Subsidiaries satisfy the requirements of Rule 13a-15(e) and 15d-15(e) under the Exchange Act, and such Internal Controls are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2013, except as expressly contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect, and (c) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.09. Litigation. There is no Action pending, or to the knowledge of Parent threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any Governmental Authority that seeks to restrain or enjoin the consummation of the Transactions or which would reasonably be expected, either individually or in the aggregate with all such Actions, to have a material effect on Parent or any Parent Subsidiary or have a material effect on the ability of the parties hereto to consummate the Mergers.

SECTION 4.10. Employee Benefit Plans. Neither Parent nor any Parent Subsidiary maintains, or has any liability under, any Employee Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of Parent or any Parent Subsidiary.

SECTION 4.11. Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, and to the knowledge of Parent, there are no activities or proceedings of any labor union to organize any such employees.

SECTION 4.12. Title to Property. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns or leases any real property or personal property with an individual value of greater than $10,000. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, there are no options or other contracts under which Parent or the Parent Subsidiaries has a right or obligation to acquire or lease any interest in real property or personal property.

SECTION 4.13. Taxes.

(a) Parent and the Parent Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all income Tax Returns and all material-non-income Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects. Parent and the Parent Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing or, with respect to Taxes not yet due and payable, have established in the financial statements of Parent adequate reserves in accordance with GAAP for the payment of such Taxes. Since the date of the most recent financial statements, neither the Parent nor any of the Parent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(b) All deficiencies asserted or assessed by a Taxing Authority against Parent or any Parent Subsidiary have been paid in full or are adequately reserved in the financial statements of Parent, in accordance with GAAP.

(c) As of the date of this Agreement, there are not pending or, to the knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies. No claim has ever been made by any authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that the Parent or any of the Parent Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of Parent or any Parent Subsidiary other than Permitted Liens.

(e) No power of attorney granted by Parent or any Parent Subsidiary with respect to Taxes is currently in force.

(f) Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(g) Parent (i) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (ii) does not have any liability for Taxes of any other Person (other than Parent) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(h) Parent has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither Parent nor any Parent Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than in which it is organized

(j) Parent is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Parent.

(k) Parent and the Parent Subsidiaries have complied in all material respects with all applicable Laws concerning the timely filing of complete and correct VAT Tax Returns and the timely making of VAT payments.

(l) Neither the Parent nor any Parent Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing Date, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

SECTION 4.14. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and except for matters which have been resolved with no remaining obligations:

(i) the Parent and the Parent Subsidiaries are and, to the knowledge of the Company, have been in compliance with applicable Environmental Law;

(ii) none of the real property, vessels or facilities currently owned, leased or operated by the Parent or any Parent Subsidiary contains Hazardous Substances at levels or concentrations exceeding applicable cleanup standards or remediation thresholds or otherwise under conditions requiring remedial action under Environmental Law;

(iii) (A) to the knowledge of the Parent, no written notice, demand, request for information, citation, summons or complaint has been received; (B) no judgment, decree, injunction, settlement, rule or order has been issued or is otherwise in effect; (C) no penalty has been assessed; and (D) no Proceeding is pending or, to the knowledge of the Parent is threatened in writing, with respect to the Parent or any Parent Subsidiary, in each case, which alleges, or reasonably would be expected to result in, liability under any Environmental Law or Environmental Permit;

(iv) to the knowledge of the Parent, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from any real property, facility or vessel by or on behalf of the Parent or any Parent Subsidiaries, including any materials containing Hazardous Substances for which the Parent or any Parent Subsidiary arranged for transport, disposal, recycling or treatment;

(v) the Parent and the Parent Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Parent and the Parent Subsidiaries are in compliance with such permits, licenses and authorizations; and

(vi) to the knowledge of the Parent, neither the Parent nor any Parent Subsidiary has assumed any liability or agreed to indemnify any Person for any liability arising under Environmental Law.

(b) Neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law.

SECTION 4.15. Material Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or for contacts that constitute a “material contract” (as such term is defined in Item 601 of Regulation S-K under the Securities Act that were not filed, except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions, there are no contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Parent or the Parent Subsidiaries is a party or by or to which any of the properties or assets of Parent or the Parent Subsidiaries may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $1,000,000 or (ii) may not be cancelled by Parent, Holdco or Merger Sub, as applicable, on thirty (30) days’ or less prior notice (the “Parent Material Contracts”). All Parent Material Contracts are listed in Section 4.15(a) of the Parent Disclosure Schedule other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) each Material Parent Contract is a legal, valid and binding agreement subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(ii) none of Parent or any Parent Subsidiary has received any claim of default under any Material Parent Contract and none of Parent or any Parent Subsidiary is in breach or violation of, or default under, any Material Parent Contract;

(iii) to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Contract; and

(iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Parent or any Parent Subsidiary under any Material Parent Contract.

(c) Parent has furnished or made available to the Company true and complete copies of all Material Parent Contracts, including any amendments thereto.

SECTION 4.16. Nasdaq Quotation. Shares of Parent Common Stock, Warrants and Parent Units are listed for trading on the Nasdaq, and Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

SECTION 4.17. Insurance. Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

SECTION 4.18. Intellectual Property. Except for its corporate name, Parent does not own, license, use or otherwise have any right, title or interest in any Intellectual Property, whether or not registered.

SECTION 4.19. Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Mergers and the Transactions, and the Share Issuance are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Mergers and the Transactions, the Share Issuance, and the Holdco Benefit Plan, (iii) recommended that the stockholders of Parent approve this Agreement, the Mergers and the Transactions, the Share Issuance and the Holdco Benefit Plan and directed that the foregoing be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting, and (iv) determined that the fair market value of the Company is equal to at least 80% of the balance of the Trust Fund (excluding deferred underwriting discounts and commissions).

(b) The only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement, the Mergers, the Share Issuance and the other Transactions is the affirmative vote of a majority of the votes cast with respect to this Agreement, the Mergers and the Share Issuance at the Parent Stockholders’ Meeting in favor of the approval of this Agreement, the Mergers and the Share Issuance.

SECTION 4.20. Certain Business Practices. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any directors or officers, agents or employees of Parent or any Parent Subsidiary on the behalf of Parent or Parent Subsidiary, has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Parent or any Parent Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable Law, in each case, the effect of which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.21. Interested Party Transactions. Except as set forth in Section 4.21 of the Parent Disclosure Schedule, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any Affiliates of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC reports.

SECTION 4.22. Operations of Holdco. Holdco is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.23. Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Holdco, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.24. Ownership of Company Capital Stock. As of the date of this Agreement, none of Parent, Holdco or the Merger Sub is the Beneficial Owner of any shares of capital stock of the Company.

SECTION 4.25. Trust Fund. Parent has as of the date hereof all funds necessary to consummate the Transactions and to perform its obligations hereunder (without taking into account any disbursements contemplated by Section 6.14). As of the date hereof, and immediately prior to the Effective Time, Parent has and will have no less than $81,330,820 in a trust account at UBS Financial Services Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Fund”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended; provided that a portion of the Trust Fund shall be utilized in accordance with Section 6.14. The Trust Fund Agreement, dated as of December 17, 2013 (the “Trust Fund Agreement”), by and between Parent and Continental Stock Transfer & Trust Company, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the Parent SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of Parent and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Fund for the benefit of Parent, certain of its stockholders and the underwriters of its initial public offering.

SECTION 4.26. Opinion of Financial Advisor. The Parent Board has received the opinion of SC&H Capital, as of November 30, 2014, to the effect that the Merger Consideration is fair to the holders of Parent Common Stock from a financial point of view and such opinion has not been rescinded or amended in any material respect.

SECTION 4.27. Brokers. Except as set forth in Section 4.27 of the Parent Disclosure Schedule, no broker, finder or investment is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Holdco or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01. Conduct of Business by the Company Pending the Mergers. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner generally consistent with market practice, and (y) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, Shoreside Employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and shall not have undertaken and shall not undertake any of the following:

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary, in each case, except in the ordinary course of business and in a manner generally consistent with market practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Company Subsidiary to the Company or any other Company Subsidiary and regular quarterly dividends on shares of Company Common Stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $1,000,000 per share of Company Common Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) except in the ordinary course of business and in a manner generally consistent with market practice (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, any single capital expenditure (other than any commitment to purchase vessels) which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for the Company and the Company Subsidiaries taken as a whole; (v) authorize, or make any commitment to purchase vessels, except in the ordinary course of business; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f) hire any additional executive officers with salaries in excess of $250,000 per year, except in the ordinary course of business; or increase the compensation payable or to become payable or the benefits provided to its directors, officers or Shoreside Employees, except for increases in the ordinary course of business and in a manner generally consistent with market practice in salaries or wages of Shoreside Employees of the Company or any Company Subsidiary who are not directors or officers of the Company; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other Shoreside Employee of the Company or of any Company Subsidiary; or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or Shoreside Employee, except in the ordinary course of business and in a manner generally consistent with market practice;

(g) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

(h) make or change any Tax election, change any annual accounting period, change or adopt any accounting method for Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action related to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company or Company Subsidiaries for any taxable period ending on or after the Closing Date, or decreasing any Tax attribute of the Company otherwise existing on the Closing Date.

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner generally consistent with market practice, other than the payment, discharge or satisfaction of the Action set forth in Section 3.09 of the Company Disclosure Schedule;

(j) amend, modify or consent to the termination of any Material Company Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, other than in the ordinary course of business and in a manner generally consistent with market practice;

(k) except in the ordinary course of business, commence or settle any Action in excess of $1,000,000, other than the Action set forth in Section 3.09 of the Company Disclosure Schedule; or

(l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02. Conduct of Business by Parent, Holdco and Merger Sub Pending the Mergers. Parent, Holdco and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Parent, Holdco and Merger Sub shall use their commercially reasonable efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other Persons with which Parent or any Parent Subsidiary has significant business relations, and shall not have undertaken and shall not undertake any of the following:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, or (ii) any assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Parent Subsidiary to Parent or any other Parent Subsidiary and regular quarterly dividends on shares of Parent Common Stock declared and paid in cash at times consistent with past practice in an aggregate amount not in excess of $1,000,000 per share of Parent Common Stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) enter into any contract or agreement other than in the ordinary course of business; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $3,000,000 for Parent and the Parent Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(e);

(f) hire any additional employees except in the ordinary course of business; or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Parent or any Parent Subsidiary who are not directors or officers of Parent; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or of any Parent Subsidiary; or establish, adopt, enter into or amend any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures;

(h) make or change any Tax election, change any annual accounting period, change or adopt any accounting method for Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action related to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Parent or Parent Subsidiaries for any taxable period ending on or after the Closing Date, or decreasing any Tax attribute of the Parent otherwise existing on the Closing Date.

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(j) amend, modify or consent to the termination of any Material Parent Contract, or amend, waive, modify or consent to the termination of Parent’s or any Parent Subsidiary’s rights thereunder;

(k) commence or settle any Action;

(l) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company, Parent and Holdco shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 (the “Registration Statement”) with respect to the shares of Holdco Common Stock to be issued in connection with the Mergers (the “Share Issuance”), which shall include proxy materials for the purpose of soliciting proxies from holders of shares of Parent Common Stock to vote, at a meeting of the holders of shares of Parent Common Stock to be called for such purpose (the “Parent Stockholders’ Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Mergers and the Transactions, the Holdco Benefit Plan, the amended and restated Articles of Incorporation and By-laws of Holdco and any other matter presented to the stockholders of Parent that the parties deem necessary to effectuate the effectiveness of the Transactions and the Registration Statement (the “Parent Stockholder Approval”) and (ii) an adjournment proposal, if necessary, to adjourn the Parent Stockholders’ Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Mergers. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of shares of Parent Common Stock for the matters to be acted upon at the Parent Stockholders’ Meeting and also for the purpose of issuing the shares of Holdco Common Stock as contemplated hereby (the “Proxy Statement”). Each of the Company and Parent shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Registration Statement and Proxy Statement, including providing the Company with (i) updates with respect to the tabulated vote counts received by Parent, (ii) the right to demand postponement or adjournment of the Parent Stockholders’ Meeting if, based on the tabulated vote count, Parent will not receive the required approval of the

Parent shareholders necessary to proceed with the Mergers, and (iii) the right to review and comment on all communications sent to or received from Parent stockholders and/or proxy solicitation firms. Parent and Holdco shall cause the Proxy Statement and the Registration Statement to be filed by no later than the later of (i) fifteen calendar days after Parent has received from the Company the financial statements of the Company and its subsidiaries as of September 30, 2014 and for the nine-month period ended September 30, 2014 to be included in the Registration Statement and (ii) December 31, 2014 (the “Filing Deadline”).

(b) Parent, Holdco and the Company, with the assistance of their respective counsel, shall promptly respond to any SEC comments on such filings and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Parent, Holdco and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(c) As promptly as practicable following the SEC declaring the Registration Statement effective, Parent and Holdco shall distribute the Proxy Statement to the holders of shares of Parent Common Stock and, pursuant thereto, shall duly call, give notice of, convene and hold the Parent Stockholders’ Meeting in accordance with the DGCL for a date no later than 30 days following the SEC declaring the Registration Statement effective and, subject to the other provisions of this Agreement, solicit proxies from the holders of shares of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including the matters described in Section 6.01(a). Unless otherwise agreed in writing by the Company, Parent agrees that its obligations to hold the Parent Stockholders’ Meeting pursuant to this Section 6.01(c) shall exist irrespective of whether the Parent Board believes Parent’s stockholders will vote to approve this Agreement and the Mergers and shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any alternative transaction and nothing contained herein shall be deemed to relieve Parent of such obligation. Neither the Parent Board nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Mergers, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any alternative transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to an alternative transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (v) fail to recommend against any alternative transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation at the written request of the Company within five (5) Business Days, or (vii) resolve or agree to do any of the foregoing.

(d) The Company and Parent shall, and shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement, comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting.

(e) The Company, Parent and Holdco shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act and the Exchange Act and applicable

Blue Sky Laws and the rules and regulations thereunder. Parent and Holdco will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders or stockholders of the Company and Parent.

(f) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of the Parent Board that the holders of shares of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers, and shall otherwise use best efforts to obtain the Parent Stockholder Approval.

SECTION 6.02. HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authorities regarding the Transactions, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such Transactions, and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each party hereto shall bear its own expenses (including, without limitation, filing fees) with respect to the notifications required under the HSR Act.

SECTION 6.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 11, 2014 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto to consummate the Mergers.

SECTION 6.04. Employee Benefits Matters.

(a) At the Effective Time, the employees of the Company and the Company Subsidiaries will continue employment with the Surviving Company and its subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation of service; provided that nothing herein, expressed or implied, shall confer upon any of such employees any right to employment or continued employment with the Surviving Company or any of its subsidiaries, or to maintain their respective positions or level of wages and/or salary, for any specified period following the Effective Time.

(b) From and after the Effective Time, Parent will, or will cause the Surviving Company and its subsidiaries to, use its reasonable best efforts to grant all employees of the Surviving Company and its subsidiaries credit under any new employee benefit plan in which such employees become eligible to participate (such new plans, the “Surviving Company Benefit Plans”) for all service such employees completed with the Company and any of its subsidiaries prior to the Effective Time for purposes of eligibility and, except with respect to any equity compensation plan or program, vesting, but not for benefit accrual purposes, and only to the extent that such service was credited by the Company and any of the Company Subsidiaries under the corresponding Company Plan as of the Effective Time (provided, however, that no such past service credit will be granted to the extent it would result in duplicative accrual of benefits for the same period of service).

(c) From and after the Effective Time, Parent will, or will cause the Surviving Company and its subsidiaries to, waive any pre-existing condition exclusions and actively-at-work requirements under the Surviving Company Benefit Plans (except to the extent that such exclusions and requirements were not waived by the Company or its subsidiaries), and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents under the Company’s employee benefit plans will be taken into account under the applicable Surviving Company Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

(d) Effective no later than the Closing, Parent shall have adopted the Holdco Benefit Plan in substantially the form attached hereto as Exhibit D.

(e) No provision in this Section 6.04, whether express or implied, shall (i) create any third party beneficiary or other rights in any employee or former employee of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof), any other participant in any Company Plan or Surviving Company Benefit Plan or any other Person; (ii) create any rights to continued employment with Parent, the Company, the Companies Subsidiaries, or the Surviving Company or its subsidiaries or in any way limit the ability of Parent, the Company, the Company Subsidiaries or the Surviving Company or its subsidiaries to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Company Plan or Surviving Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Parent, the Company, the Surviving Company or any of their Affiliates.

SECTION 6.05. Notification of Certain Matters. Each of Parent, Holdco, Merger Sub and the Company shall provide the others with prompt notice of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect such that the conditions set forth in Section 7.02 or Section 7.03, as applicable, would not reasonably be expected to be satisfied, and (b) any failure of the Company, Parent, Holdco or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.02 or Section 7.03, as applicable, would not reasonably be expected to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.06. Further Action. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Holdco, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (d) providing suitable knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective Holdco security holders, (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (f) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement; provided the Company’s compliance with the foregoing shall not require it or its employees to unreasonably disrupt the ordinary course operations of the Company. In connection with and without limiting the generality of the foregoing, Parent, the Parent Board, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Mergers and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

SECTION 6.07. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Company, Parent nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.08. Obligations of Merger Sub. Parent shall take all action necessary to cause Holdco and Merger Sub to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.09. Holdco Listing. Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Holdco Common Stock to be issued in the Mergers, and shall use its, and Holdco and the Company shall use their, reasonable best efforts to obtain, prior to the Effective Time, approval for the listing for trading of the Holdco Common Stock on Nasdaq.

SECTION 6.10. Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five days prior to Closing, Parent and Holdco shall prepare draft Form 8-Ks in connection with and announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (the “Closing Form 8-Ks”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent and Holdco shall file the Closing Form 8-Ks with the SEC.

SECTION 6.11. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement, the Closing Form 8-Ks and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Parent, Holdco and/or the Company to any Governmental Authority in connection with Mergers and the Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, the Company, Parent, Holdco and Merger Sub each shall, upon request by a party, promptly furnish the others with all information concerning themselves, their respective directors, officers, shareholders, stockholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Mergers and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided, that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other parties for inclusion in any such document).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by any of Parent, Holdco or the Company, the other parties shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other parties to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

SECTION 6.12. Takeover Laws. Each of the Company, Parent, Holdco and Merger Sub, and their respective boards of directors or other governing bodies shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL and Division 10 under the BCA) is or may become applicable to this Agreement or to the Transactions.

SECTION 6.13. Board of Directors of Holdco.

(a) Parent and Holdco shall take all such action as may be necessary (i) to cause the number of directors comprising the Holdco Board as of the Effective Time to be increased to seven; (ii) to cause the Persons set forth in Section 6.13(a) of the Company Disclosure Schedule (the “Company Designated Directors”) to be appointed to the Holdco Board as of the Effective Time, to serve until the next annual election of directors of Holdco; and (iii) to cause the Person set forth in Section 6.13(a) of the Parent Disclosure Schedule (the “Parent Designated Director”) to be appointed to the Holdco Board as of the Effective Time, to serve until the next annual election of directors of Holdco.

(b) Parent will negotiate in good faith with certain Persons who are current senior executives of Parent and the Company who are expected to become (or continue to be) senior executives of Holdco following the Mergers for such Persons to accept the positions and the terms of employment previously discussed between Parent and the Company.

SECTION 6.14. Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to the Company and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation, (b) for income tax or other tax obligations of Parent prior to Closing, and (c) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Mergers. Parent agrees to use its reasonable best efforts to minimize the holders of shares of Parent Common Stock that seek to receive a portion of the proceeds held in Parent’s Trust Fund instead of shares of Holdco Common Stock upon consummation of the Parent Merger.

SECTION 6.15. Section 16 Matters. Prior to the Effective Time, Parent and Holdco shall take all reasonable steps as may be required or permitted to cause any dispositions of shares of Parent Common Stock that occur or are deemed to occur by reason of or pursuant to the Mergers by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

SECTION 6.16. No Solicitation of Transaction. None of the Company, Parent, or any of their respective Affiliates, directors, employees, agents and representatives will, directly or indirectly, (a) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) a proposal for an alternative transaction involving the Company or Parent (an “Alternative Transaction Proposal”) or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Transaction Proposal, (b) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Transaction Proposal) with respect to any Alternative Transaction Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, (c) approve or recommend, or propose to approve or recommend, any Alternative Transaction Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal, (e) enter into any agreement or agreement in principle requiring the Company or Parent to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, or (f) propose or agree to do any of the foregoing. Each of the Company and Parent shall, and shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Alternative Transaction Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Alternative Transaction Proposal. If at any time the Company or Parent is approached in any manner by a third party concerning such an Alternative Transaction Proposal, the Company or Parent, as applicable, shall promptly inform the other party of such contact and furnish such party with a copy of any inquiry or proposal, or, if not in writing, a written description thereof, including the name of the third party making such proposal for an Alternative Transaction Proposal and the terms of the Alternative Transaction Proposal.

SECTION 6.17. Pre-Closing Confirmation and Certification. Not later than 48 hours prior to the Closing, Parent shall give Continental Stock Transfer & Trust Company advance notice of the Effective Time. At the Closing, Parent shall deliver, or cause to be delivered, to Continental Stock Transfer & Trust Company written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds with respect to the payments referred to in Section 6.14.

SECTION 6.18. Ancillary Agreements. Each party shall use its reasonable best efforts to cause each other party to any ancillary agreement to which it a party to (a) perform and comply in all material respects with all obligations required of each such other party thereunder and (b) consummate the Transactions in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no party shall agree to amend any ancillary agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such ancillary agreement, in either case, in a manner adverse to the other party without the other party’s prior written consent.

SECTION 6.19. Public Announcements. Except as otherwise set forth in this Agreement, neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 6.20. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Shareholder acknowledge that they have read Parent’s final prospectus dated December 17, 2013 (“Final Prospectus”) and understand that Parent has committed to seeking to have any business with which it enters into a business combination execute a waiver of its rights, title, interest or claim of any kind in or to any monies in the Trust Fund. The Company and the Shareholder further acknowledge that, if Parent does not consummate a business combination by June 23, 2015, or December 23, 2015 in the event that a definitive agreement to complete a business combination is executed but not consummated prior to June 23, 2015, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, stockholders, representatives, advisors and all other associates and Affiliates, and the Shareholder, for himself (collectively, the “Company and Shareholder Releasors”), hereby waive all rights, title, interest or claim of any kind against any monies in the Trust Fund for any monies that may be owed to the Company and Shareholder Releasors by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and the Company and Shareholder Releasors will not seek recourse against the Trust Fund at any time for any reason whatsoever.

SECTION 6.21. Liability Insurance.

(a) For six (6) years after the Effective Time, the Surviving Parent Company agrees that it will (i) indemnify and hold harmless, to the extent Parent is obligated to indemnify and hold harmless such Persons as of the date of this Agreement to the fullest extent permitted by Delaware Law (and the Surviving Parent Company shall also advance expenses as incurred to the extent Parent is obligated to advance such expenses as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Parent (in each case, when acting in such capacity) (the “Surviving Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities incurred in connection with any Action arising out of matters occurring on or prior to the Effective Time, whether asserted or claimed at or after the Effective Time, including the Mergers and (ii) include in the Surviving Parent Company’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of the Surviving Parent Company’s directors and officers and the indemnification of such directors and officers. Notwithstanding anything to the contrary contained herein, the Surviving Parent Company shall not be obligated pursuant to this Section 6.21(a) to pay the fees and disbursements of more than one counsel for all Surviving Company Indemnified Parties in any single Action.

(b) The Surviving Parent Company agrees to maintain in effect for a period of six (6) years from and after the Effective Time any insurance policy purchased by Parent prior to the Effective Time providing tail coverage with respect to events occurring prior to the Effective Time, continuing the Parent’s existing director and officer insurance coverage.

(c) If the Surviving Parent Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Parent Company assume the obligations set forth in this Section 6.21.

(d) The provisions of this Section 6.21 are intended to be for the benefit of, and shall be enforceable by, each director and officer entitled to indemnification, exculpation and insurance pursuant to this Section 6.21.

(e) The rights of the Surviving Company Indemnified Parties under this Section 6.21 shall be in addition to any rights such Surviving Company Indemnified Parties may have under the organizational or operating documents of Parent or Surviving Company, or under any applicable contracts or Applicable Law.

SECTION 6.22. Insider Loans. The Shareholder, at or prior to Closing, shall (i) repay to the Company any loan by the Company to the Shareholder and any other amount owed by the Shareholder to the Company and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of the Shareholder to a third party to be terminated. The Company shall use its best efforts to enable the Shareholder to accomplish the foregoing.

SECTION 6.23. Disclosure of Certain Matters. Each of Parent, Holdco, Merger Sub, the Company and the Shareholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Transactions, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or would be materially adverse to the operations or condition (financial or otherwise) of the Company, Parent or Holdco, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, being delivered concurrently with the execution of this Agreement with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. Such obligations of the parties to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule shall terminate on the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGERS

SECTION 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Holdco, Parent, and Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) The Company and Parent Stockholder Approval. This Agreement, the Mergers and the Transactions shall have been duly approved and adopted by the requisite affirmative vote of the stockholders of the Company and Parent in accordance with the BCA and DGCL, respectively, and the Company’s Articles of Incorporation or Parent’s Certificate of Incorporation.

(c) Parent Stockholder Approval. The Holdco Benefit Plan and the Share Issuance shall have been approved by the requisite affirmative vote of the stockholders of Parent in accordance with the rules and regulations of Nasdaq, the DGCL and Parent’s Certificate of Incorporation, as applicable.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, injunction, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Mergers or the Transactions illegal or otherwise prohibiting consummation of the Mergers.

(e) Parent Common Stock. The time period for the valid exercise of conversion rights shall have terminated and, as of such time, holders of no more than 7,563,316 shares of Parent Common Stock issued and outstanding immediately prior to the Closing (or such greater or lesser number as may be derived from the Parent SEC Reports filed after the date hereof) shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Certificate of Incorporation.

(f) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(g) Nasdaq. The shares of Holdco Common Stock to be issued in the Mergers shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

SECTION 7.02. Conditions to the Obligations of Parent, Holdco and Merger Sub. The obligations of Parent, Holdco and Merger Sub to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such other representations of the Company to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Finance Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Litigation. No action, suit or proceeding shall be pending or threatened in writing against the Company which is reasonably expected to (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation.

(e) Consents. The consents, approvals or authorizations listed on Section 7.02(e) of the Company Disclosure Schedule shall have been obtained

(f) Lock-Up Agreements. A Lock-Up Agreement executed by the Shareholder and delivered to Parent.

(g) Opinion of Company Counsel. Parent shall have received from Reeder & Simpson P.C., counsel to the Company, an opinion of counsel in substantially the form of Exhibit E attached hereto.

(h) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Company Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Holdco and Merger Sub contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such representations to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or the Chief Finance Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) No Litigation. No action, suit or proceeding shall be pending or threatened in writing against Parent, Holdco or Merger Sub which is reasonably expected to (i) prevent consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation.

(e) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act, except where any non-compliance would not have any Parent Material Adverse Effect.

(f) Other Deliverables. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and shareholders or stockholders of Parent, Holdco and Merger Sub in connection with the approval of this Agreement and the Transactions; (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions; and (iii) a Registration Rights Agreement, substantially in the form of Exhibit F attached hereto.

(g) Trust Fund Disbursement. Parent shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 6.14, disbursed to the Company upon the Closing.

(h) Holdco Board of Directors. Each of the Company Designated Directors shall have been appointed as a director of Holdco.

(i) Consents. The consents, approvals or authorizations listed on Section 7.03(i) of the Parent Disclosure Schedule shall have been obtained.

(j) Lock-Up Agreements. A Lock-Up Agreement executed by each of the Sponsors and delivered to the Company.

(k) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Indemnification of Surviving Parent Company by the Shareholder.

(a) Effective at and after the Closing, subject to the terms and conditions of this Article VIII, the Shareholder shall indemnify and hold harmless the Surviving Parent Company from and against all Indemnifiable Losses actually suffered or incurred by the Surviving Parent Company to the extent resulting or arising from (i) a breach of an Indemnified Representation and (ii) the matter set forth on Section 8.01(a) of the Company Disclosure Schedule (the “Special Indemnity Matter”, and together with the Indemnifiable Representation, the “Indemnifiable Matters”), in each case, subject to the limitations set forth in Section 8.04. Any payment for an Indemnifiable Loss pursuant to this Section 8.01 shall be made by the Shareholder by transferring to the Surviving Parent Company that number of shares of Holdco Common Stock Beneficially Owned by the Shareholder that is equal to the amount of the Indemnifiable Loss divided by the price of a share of Holdco Common Stock as of the Closing Date, rounded down to the nearest whole number, and subject to Section 8.04.

(b) As used in this Article VIII, the terms:

(i) “Indemnifiable Losses” means an amount equal to (A) the amount of any Loss multiplied by the number that is (B) equal to one minus the quotient of (1) the total number of shares of Holdco Common Stock Beneficially Owned by the Shareholder immediately after giving effect to the Closing, divided by (2) the total number of shares of Holdco Common Stock issued and outstanding immediately after giving effect to the Closing.

(ii) “Losses” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) directly relating to an Indemnifiable Matter; provided that in no event will Losses include any indirect, incidental, remote, exemplary, special, consequential, diminution of value, failure to realize savings or benefits, punitive, loss profits, loss of use, or other multiple-based losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses.

SECTION 8.02. Notice of Loss; Third Party Claims.

(a) The Surviving Parent Company shall give the Shareholder notice (a “Breach Notice”) of any Indemnifiable Matter (other than a Third Party Claim) which the Surviving Parent Company has determined, upon the unanimous vote of the independent directors of the Surviving Parent Company, has given or would give rise to a right of indemnification under this Agreement within 30 days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation, warranty or covenant alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iv) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. The Shareholder shall have 90 days after receipt of the Breach Notice to dispute the contents of the Breach Notice. If the Shareholder and the Surviving Parent Company are unable to resolve the disputes to the Breach Notice, if any, within 90 days of the Shareholder’s receipt of the Breach Notice, the parties will resolve the dispute in accordance with Section 10.07.

(b) If the Surviving Parent Company receives notice of any Action with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this Article VIII (a “Third Party Claim”), within 30 days of the receipt of such notice, the Surviving Parent Company shall, upon unanimous vote of the independent directors of the Surviving Parent Company, give the Shareholder notice of such Third Party Claim; provided however, that the failure to so notify the Shareholder will not relieve the Shareholder from obligations under this Article VIII, except to the extent that such failure shall have (i) adversely affected the ability of the Shareholder to defend against or reduce his or the Surviving Parent Company’s liability or (ii) caused or increased such liability or otherwise caused the Indemnifiable Losses for which the Shareholder is obligated to be greater than such Indemnifiable Losses would have been had the Surviving Parent Company given the Shareholder prompt notice hereunder. The Shareholder shall have the right, at his option (subject to the limitations set forth in Section 8.02(c) below), by written notice to the Surviving Parent Company, to assume the entire control of, subject to the right of the Surviving Parent Company to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that the Shareholder’s assumption of the defense of a Third Party Claim will not, vis-à-vis the Surviving Parent Company, constitute acceptance of liability to the Surviving Parent Company under this Article VIII. If the Shareholder elects to assume the defense of a Third Party Claim:

(i) the Shareholder shall diligently and in good faith defend such Third Party Claim and shall keep the Surviving Parent Company reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Surviving Parent Company shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the Surviving Parent Company shall cooperate fully in all respects with the Shareholder in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Surviving Parent Company shall make available to the Shareholder all information and documents related to such Third Party Claim.

The Shareholder shall not be entitled to assume control of such defense if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Surviving Parent Company, or the Third Party Claim seeks an injunction or equitable relief against the Surviving Parent Company which is not merely incidental to a primary damage claim or claims for monetary damages. If the Shareholder fails to defend such Third Party Claim in good faith within sixty (60) days after receiving a notice of a Third Party Claim, the Surviving Parent Company, at its own cost and expense, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Shareholder shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained herein, neither the Shareholder nor the Surviving Parent Company shall, without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment which does not include a full and unconditional release from all liability and obligation in respect of such action without any payment by the non-defending party. Unless the Shareholder has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.

(c) Notwithstanding anything to the contrary contained herein, the Surviving Parent Company shall advance to or pay on behalf of the Shareholder the reasonable out-of-pocket costs and expenses incurred by the Shareholder in connection with the defense of any alleged Indemnifiable Matter asserted by the Surviving Parent Company, including reasonable attorneys fees; provided however, if it is finally determined by a court of competent jurisdiction that the Shareholder is liable for Indemnifiable Losses related to any such Indemnifiable Matter, the advances to or payments made on behalf of the Shareholder shall count towards the aggregate Indemnifiable Losses incurred by the Surviving Parent Company in connection with such Indemnifiable Matter.

SECTION 8.03. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance paid for by the Surviving Parent Company or the Surviving Company prior to or after the Closing, the Surviving Parent Company and the Surviving Company shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Surviving Parent Company shall nevertheless be entitled to bring a claim for indemnification in accordance with this Article VIII in respect of Indemnifiable Losses, and the time limitations set forth in Section 8.04 hereof for bringing an Indemnifiable Matter shall be tolled during the pendency of such insurance claim. The existence of a claim by the Surviving Parent Company for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Shareholder. If the Surviving Parent Company or the Surviving Company has received the payment required by this Agreement from the Shareholder in respect of any Indemnifiable Loss and later receives proceeds from insurance or other amounts in respect of such Indemnifiable Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Shareholder and shall pay to the Shareholder, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Shareholder pursuant to this Agreement in respect of such Indemnifiable Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

SECTION 8.04. Limitations on Indemnification. Notwithstanding anything to the contrary contained herein:

(a) Survival. The representations and warranties of the Shareholder, the Company and the Parent set forth in this Agreement will expire pursuant to Section 10.01, provided that the Indemnified Representations will survive the execution and delivery of this Agreement until the twelve-month anniversary of the Closing Date, at which time such representations and warranties will expire. The Shareholder’s obligation to indemnify the Surviving Parent Company for any Indemnifiable Losses related to or arising out of the Special Indemnity Matter shall expire on the date that the Special Indemnity Matter has been settled by the parties to the Special Indemnity Matter or finally adjudicated by a court of competent jurisdiction.

(b) R&W Deductible. Subject to the other limitations set forth in this Agreement, including this Section 8.04, no amount shall be payable by the Shareholder pursuant to a breach of an Indemnified Representation unless and until the aggregate amount of all Indemnifiable Losses otherwise payable in connection with a breach of such Indemnified Representation exceeds $500,000 (the “R&W Deductible”), after which the Shareholder shall be liable only for those Indemnifiable Losses in excess of the R&W Deductible, subject to Section 8.04(e).

(c) Litigation Deductible. Subject to the other limitations set forth in this Agreement, including this Section 8.04, no amount shall be payable by the Shareholder for any Indemnifiable Loss relating to the Special Indemnity Matter unless and until the aggregate amount of all Indemnifiable Losses with respect to the Special Indemnity Matter exceeds $900,000 (the “Litigation Deductible”), after which the Shareholder shall be liable only for those Indemnifiable Losses in excess of the Litigation Deductible, subject to Section 8.04(e).

(d) De Minimis. No Indemnifiable Loss may be claimed pursuant to a breach of an Indemnified Representation or a Special Indemnity Matter by the Surviving Parent Company or shall be reimbursable by the Shareholder or shall be included in calculating the R&W Deductible or the Litigation Deductible, as the case may be, other than Indemnifiable Losses in excess of $50,000 resulting from any single claim of breach of the Indemnified Representations or a Special Indemnity Matter, as the case may be, subject to Section 8.04(e).

(e) Liability Cap. The maximum amount of Indemnifiable Losses which may be recovered from the Shareholder pursuant to, under, relating to or in connection with this Agreement, including pursuant to this Article VIII, shall be an amount not in excess of 5% of the shares of Holdco Common Stock issued to the Shareholder pursuant to the Company Merger at the Closing, applying the cash value to such shares as of the Effective Time, payable by the transfer of shares of Holdco Common Stock. Schedule VI sets forth an example of the maximum amount of the Indemnifiable Losses of the Shareholder pursuant hereto.

(f) No Double Recovery. In the event that any Losses for which indemnification is provided under this Article VIII are recoverable under more than one provision of this Agreement, the Surviving Parent Company will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the parties’ intention that once any particular Losses have been recovered by the Surviving Parent Company under one provision, such Losses no longer exist and, therefore, recovery by the Surviving Parent Company for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(g) Miscellaneous Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Surviving Parent Company will not be entitled to indemnification pursuant to Section 8.01 for any Loss underlying such indemnification claim to the extent that: (i) the Surviving Parent Company could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof); (ii) such Loss (or any part thereof) results from or is increased by the action or inaction of any Surviving Parent Company or any Affiliate thereof; (iii) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy; or (iv) Parent, Holdco or Merger Sub had, prior to the Closing Date, actual knowledge of a breach of the applicable Indemnified Representation.

SECTION 8.05. EXCLUSIVE REMEDY. HOLDCO (WHICH SHALL SURVIVE THE PARENT MERGER TO BECOME SURVIVING PARENT COMPANY), ON BEHALF OF ITSELF, HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF THE SURVIVING PARENT COMPANY WITH RESPECT TO ANY AND ALL CLAIMS FOR LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE PURSUANT AND SUBJECT TO THE REQUIREMENTS OF THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVES AND RELEASES ANY REMEDY, LIABILITY AND ANY RIGHTS IT MAY HAVE PURSUANT TO LAW OR EQUITY OTHER THAN THE REMEDIES EXPRESSLY PROVIDED UNDER THIS ARTICLE VIII. FURTHERMORE, EACH PARTY TO THIS AGREEMENT COVENANTS NOT TO SUE OR OTHERWISE THREATEN ANY CLAIM THAT INCLUDES ANY REMEDY WAIVED BY THE PRECEDING SENTENCE, AND SUCH PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE AGREEMENT, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 8.05 ARE CONSPICUOUS. NOTWITHSTANDING ANY OF THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE VIII SHALL IN ANY WAY IMPAIR, MODIFY OR OTHERWISE LIMIT A PARTY’S RIGHT TO BRING ANY CLAIM, DEMAND OR SUIT AGAINST ANY OTHER PARTY BASED UPON SUCH OTHER PARTY’S ACTUAL FRAUD.

SECTION 8.06. Adjustment to Merger Consideration. Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the value of the Holdco Shares issued by Holdco as a result of the Mergers, except as otherwise required by Law.

SECTION 8.07. Mitigation. The Surviving Parent Company shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that the Surviving Parent Company shall not be required to (a) take any action or refrain from taking any action that is contrary to any applicable contract, order or Law binding on it or any Affiliate thereof or (b) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

SECTION 8.08. NO RELIANCE. AS MODIFIED BY THE APPLICABLE DISCLOSURE SCHEDULE, THE REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

CONTAINED IN SECTION 2.12, THE COMPANY CONTAINED IN ARTICLE III AND PARENT, HOLDCO AND MERGER SUB IN ARTICLE IV, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO THIS AGREEMENT AND IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT HERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE. EACH PARTY CONFIRMS THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 2.12, ARTICLE III AND ARTICLE IV IN THIS AGREEMENT AND EACH PARTY ACKNOWLEDGES THAT THIS NO RELIANCE CONFIRMATION IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S WILLINGNESS TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BY ANY ANCILLARY AGREEMENT HERETO.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Parent referred to in Section 7.01(c), as follows:

(a) by mutual written consent of each of Parent and the Company duly authorized; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before 5 P.M., Eastern Time on May 21, 2015; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions; or

(d) by either Parent or the Company, if (i) at the Company Stockholders’ Meeting (including any adjournment thereof), this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of the shares of Company Common Stock, or (ii) at the Parent Stockholders’ Meeting (including any adjournment thereof) the Share Issuance shall fail to be approved by the requisite affirmative vote of the stockholders of Parent in accordance with the rules and regulations of Nasdaq, the DGCL and Parent’s Certificate of Incorporation and this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of shares of Parent Common Stock; provided that, the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company or Parent if such party fails to fulfill its obligations to timely call and conduct the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting as contemplated by Section 6.01; or

(e) by Parent, if it, Holdco and the Merger Sub are not in material breach of their obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Parent to the Company; or

(f) by the Company, if it is not in material breach of its obligations under this Agreement, and upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Holdco and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holdco and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, if such breach is curable by Parent, Holdco and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent, Holdco and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent; or

(g) by the Company, if a Triggering Event shall have occurred; or

(h) by the Company, if at any point Parent does not have cash on hand (or in Parent’s Trust Fund) of at least $50,000,000 (including immediately prior to the Mergers, after giving effect to the payment to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Certificate of Incorporation); or

(i) by either Parent or the Company, if at any time prior to the Effective Time, whether before or after receipt of the Parent Stockholder Approval or the approval of the stockholders of the Company, if the Surviving Parent Company would, as a result of any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law following the date hereof and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date; or

(j) by the Company, if the Registration Statement and the Proxy Statement are not filed with the SEC on or prior to the Filing Deadline; or

(k) by either Parent or the Company if the financial statements of the Company and its subsidiaries as of September 30, 2014 and for the nine-month period ended September 30, 2014 to be included in the Registration Statement are not delivered to Parent by February 1, 2015.

SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void upon (or, if the termination is pursuant to Section 9.01(d) or Section 9.01(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties thereto, and there shall be no liability under this Agreement on the part of any party hereto, except that (a) the obligations in this Article IX, Section 6.03(b), Section 6.20, Section 9.03, Article VIII, and Article X shall survive termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided however, the liabilities hereunder shall not include any consequential, special, indirect or punitive damages (except to the extent any such consequential, special, incidental, indirect or punitive damages are paid to a third party in a third party claim).

SECTION 9.03. Fees and Expenses. Except as set forth in Section 6.02, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or Transactions are consummated.

SECTION 9.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except (a) as otherwise expressly provided for in Section 8.04(a), and (b) the agreements set forth in Article I, Article II, Section 6.03(b), Section 6.07, Section 6.20, Article VIII and this Article X shall survive the Effective Time.

SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt, or (e) on the next Business Day following transmission and conformation of receipt, if facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice of other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties in accordance with this Section 10.02):

if to Parent, Holdco or Merger Sub: Cambridge Capital Acquisition Corporation 525 South Flagler Drive, Suite 201 West Palm Beach, FL 33401
Attention:	Benjamin Gordon
Facsimile:	+1.561.655.6232
Email:	ben@bgsa.com

with a copy to: DLA Piper LLP (US) 200 South Biscayne Boulevard, Suite 2500 Miami, FL 33131

Attention:	Jacqueline Hodes
Neal Aizenstein
Facsimile:	+1.305.675.6207
Email:	jacqueline.hodes@dlapiper.com
neal.aizenstein@dlapiper.com

if to the Company: Parakou Tankers, Inc. 609 Fifth Avenue, Suite 1102 New York, NY 10017
Attention:	Por Liu
Facsimile:	+1.646.429.9325
Email:	porliu@psmpl.com.sg

with a copy to: Jones Day 222 E 41st Street New York, NY 10017

Attention:	Brien M. Wassner
Alex Gendzier
Facsimile:	+1.212.326.3998
Email:	bwassner@jonesday.com
agendzier@jonesday.com

if to the Shareholder: Parakou Tankers, Inc. 609 Fifth Avenue, Suite 1102 New York, NY 10017
Attention:	Por Liu
Facsimile:	+1.646.429.9325
Email:	porliu@psmpl.com.sg
with a copy to: Jones Day 222 E 41st Street New York, NY 10017

Attention:	Brien M. Wassner
Alex Gendzier
Facsimile:	+1.212.326.3998
Email:	bwassner@jonesday.com
agendzier@jonesday.com

SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective heirs, successors, permitted assigns and legal representatives, and, except with respect to the Sponsor Representative with respect to Section 2.08 and the Surviving Company Indemnified Parties with respect to Section 6.21, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.06. Specific Performance. The parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a party, the other party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any Action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the Transactions, or with respect to any such action or proceeding, will be heard and determined in such a New York federal or State court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

SECTION 10.11. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto and (i) the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 10.12. Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President

CAMBRIDGE HOLDCO, INC.

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and CEO

CAMBRIDGE MERGER SUB, INC.

By	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and CEO

COMPANY:

PARAKOU TANKERS, INC.

By	/s/ Por Liu
Name:	Por Liu
Title:	CEO

SHAREHOLDER:

Solely for the purposes of Sections 2.08, 2.12, 2.13, 6.20, 6.22, 6.23 and Articles VIII and X

/s/ Por Liu
Por Liu

[Business Combination Agreement Signature Page]